EXHIBIT 99.2

NOTICE OF FULL REDEMPTION

TO THE HOLDERS OF

REGAL MD STATUTORY TRUST I

FLOATING RATE CAPITAL SECURITIES

(LIQUIDATION AMOUNT $1,000 PER SECURITY) DATED DECEMBER 30, 2003

(The “CAPITAL SECURITIES”)

NOTICE IS HEREBY GIVEN, in the name of Regal MD Statutory Trust I, by U.S. Bank National Association, as Institutional Trustee (the “Institutional Trustee”), under the Amended and Restated Declaration of Trust dated as of December 30, 2003 among the Administrators named therein, the Institutional Trustee, and the Sponsors named therein, that the Capital Securities of the Regal MD Statutory Trust I (Liquidation value $1,000 per security) will be FULLY REDEEMED in the amount of $4,000,000.00 at the redemption price of 100% (the “Redemption Price”) on March 17, 2020 (the “Redemption Date”).

Liquidation Amount	Redemption Price
$4,000,000.00	100%

On the Redemption Date, there will come due and payable, upon each of the Capital Securities to be redeemed, the Redemption price together with distributions accumulated and unpaid to said date and, to the extent that the Institutional Trustee has immediately available funds then on hand and available in the Payment Account for the payment of such Redemption Price.  From and after such date, distributions on the liquidation amount of such Capital Securities shall cease to accrue and such Capital Securities will cease to be entitled to any lien, benefit or security under the governing documents.

Capital Securities must be presented for payment to the Institutional Trustee at one of the following addresses. If payment is to be made to other than the registered holder, proper instruments of assignment must be accompanied with the security.

By Mail	By Hand or Overnight Mail
U.S. Bank, N.A.	U.S. Bank, N.A.
Corporate Trust Services	Corporate Trust Services
111 Fillmore Ave.	111 Fillmore Ave.
St. Paul, MN 55107	St. Paul, MN 55107

Dated: February 7, 2020

By: U.S. Bank, National Association, as Institutional Trustee

NOTICE

Under the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “Act”), the Institutional Trustee may be obligated to withhold 28% of the payment from any Capital Security holder who has failed to furnish the Institutional Trustee with a valid taxpayer identification number and a certification that such taxpayer is not subject to backup withholding under the Act.  Capital Security holders who wish to avoid the application of these provisions must submit a completed Form W-9 when presenting their Capital Securities.